Exhibit 99.1

Press Release

GOLDFIELD ANNOUNCES THIRD QUARTER 2011 RESULTS

MELBOURNE, Florida, November 10, 2011 — The Goldfield Corporation (NYSE Amex: GV) today announced results for the nine and three months ended September 30, 2011. The Goldfield Corporation is a leading provider of electrical construction services in the Southeast with operations throughout the United States. Goldfield is also engaged in real estate development activities.

Revenue for the nine months ended September 30, 2011, decreased 13.1% to $21.4 million from $24.6 million in the like period last year. This decrease in revenue was mainly due to the decrease in electrical construction revenue. The Company’s operating loss for the nine months ended September 30, 2011, increased to $677,000, compared to $326,000, in the same period in 2010.

Revenue for the three months ended September 30, 2011, decreased 33.3% to $5.0 million from $7.5 million for the three months ended September 30, 2010. The Company’s operating loss for the three months ended September 30, 2011, increased to $755,000, compared to $106,000 in 2010.

For the nine months ended September 30, 2011, the electrical construction segment had revenue of $20.3 million and operating income of $894,000, compared to revenue of $23.2 million and operating income of $1.3 million in the same prior year period. The decrease in revenue was mainly due to decreases in transmission and fiber splicing work, during the nine month period ended September 30, 2011. Transmission work decreased approximately $1.6 million, for the nine months ended September 30, 2011, when compared to the same nine month period in 2010, due to the overall decrease in the demand for our transmission projects. Fiber splicing work decreased approximately $1.3 million for the nine month period ended September 30, 2011 when compared to the same nine month period in 2010, due to a significant delay in the commencement of projects attributable to a shortage in customer furnished materials. The decrease in operating income was largely the result of the aforementioned decrease in revenue. For the three months ended September 30, 2011, the electrical construction segment had revenue of $4.7 million and an operating loss of $231,000, compared to revenue of $7.0 million and operating income of $348,000 in 2010. The decrease in revenue was mainly due to the decrease in activity in transmission work during the third quarter 2011.

For the nine months ended September 30, 2011, the real estate development segment had revenue of $1.1 million and operating income of $92,000, compared to revenue of $1.4 million and operating income of $245,000, in the prior year period. During the nine months ended September 30, 2011, the Company sold three condominium units from the Pineapple House project, compared to four such units and one residential property in the same period last year. For the three months ended September 30, 2011, revenue for the real estate development segment decreased to $307,000, compared to $533,000 for the three months ended September 30, 2010. The decrease in revenue for the three month period ended September 30, 2011 was due to the amount, type and sales prices of the properties sold when compared to the same three month period in 2010. During the three months ended September 30, 2011, one condominium unit from our Pineapple House project was sold, compared to one unit and one residential property for the same three month period in 2010. Real estate development operations had an operating loss of $64,000 for the three months ended September 30, 2011, compared to operating income of $75,000 during the same period in 2010.

Net loss for the nine months ended September 30, 2011, was $774,000 or ($0.03) net loss per share, compared to $431,000 or ($0.02) net loss per share, in the comparable prior year period. Net loss for the three months ended September 30, 2011, was $795,000 or ($0.03) net loss per share, compared to $157,000 or ($0.01) net loss per share, in the comparable prior year quarter.

Commenting on the Company’s third quarter results, John H. Sottile, Goldfield’s President and Chief Executive Officer stated, “The results were adversely affected by a reduced demand for transmission line construction and a delay in certain fiber splicing projects resulting from a shortage in customer furnished materials. Subsequent to September 30, 2011, we have experienced increased activity in the electrical construction segment.” With respect to the Company’s real estate development operations, Mr. Sottile noted, “with only two units remaining unsold at Pineapple House, our remaining exposure to the depressed Florida real estate market is extremely limited.”

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry throughout most of the United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the continued weakness in the Florida real estate market; the level of consumer confidence; our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; and increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com.

For further information, please contact:

The Goldfield Corporation

Phone: (321) 724-1700

Email: investorrelations@goldfieldcorp.com

- Tables to Follow -

The Goldfield Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue
Electrical construction	$4,708,188	$6,991,028	$20,323,263	$23,191,762
Real estate development	307,175	532,800	1,082,947	1,428,826

Total revenue	5,015,363	7,523,828	21,406,210	24,620,588

Costs and expenses
Electrical construction	4,329,817	5,975,383	17,125,358	19,705,712
Real estate development	288,446	351,378	719,335	844,756
Selling, general and administrative	544,193	668,204	2,098,402	2,320,003
Depreciation	608,483	645,228	2,133,515	2,086,666
(Gain) loss on sale of assets	(221)	(10,323)	6,221	(10,323)

Total costs and expenses	5,770,718	7,629,870	22,082,831	24,946,814

Total operating loss	(755,355)	(106,042)	(676,621)	(326,226)

Other income (expenses), net
Interest income	6,552	7,023	19,238	21,189
Interest expense, net	(56,304)	(34,146)	(123,377)	(102,920)
Other income, net	2,467	(7,084)	27,712	17,843

Total other expenses, net	(47,285)	(34,207)	(76,427)	(63,888)

Loss from continuing operations before income taxes	(802,640)	(140,249)	(753,048)	(390,114)

Income tax provision	(8,057)	3,593	21,836	28,304

Loss from continuing operations	(794,583)	(143,842)	(774,884)	(418,418)

(Loss) gain from discontinued operations, net of tax provision of $0 in 2011	—	(13,001)	992	(13,001)

Net loss	$(794,583)	$(156,843)	$(773,892)	$(431,419)

(Loss) income per share of common stock — basic and diluted
Continuing operations	$(0.03)	$(0.01)	$(0.03)	$(0.02)
Discontinued operations	—	(0.00)	0.00	(0.00)

Net loss	$(0.03)	$(0.01)	$(0.03)	$(0.02)

Weighted average shares outstanding — basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$4,396,000	$4,174,518
Accounts receivable and accrued billings, net	2,553,968	4,393,659
Real estate inventory	346,829	774,584
Costs and estimated earnings in excess of billings on uncompleted contracts	1,536,034	1,254,054
Prepaid expenses	608,840	304,802
Other current assets	260,775	172,070

Total current assets	9,702,446	11,073,687

Property, buildings and equipment, at cost, net	10,328,473	8,232,306
Notes receivable, less current portion	207,255	237,714
Deferred charges and other assets	1,672,956	1,415,775

Total assets	$21,911,130	$20,959,482

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,992,739	$2,418,056
Current portion of notes payable	991,429	1,176,552
Other current liabilities	83,441	279,304
Total current liabilities	3,067,609	3,873,912

Other accrued liabilities	—	17,094
Notes payable, less current portion	5,158,937	2,610,000

Total liabilities	8,226,546	6,501,006

Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Accumulated deficit	(6,270,289)	(5,496,397)
Common stock in treasury, at cost	(1,308,187)	(1,308,187)

Total stockholders’ equity	13,684,584	14,458,476

Total liabilities and stockholders’ equity	$21,911,130	$20,959,482